Exhibit 99.2

Q1 FY09 Question & Answer

September 18, 2008

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- Andy Capp	- Manwich

- Banquet	- Marie Callender’s

- Blue Bonnet	- Orville Redenbacher’s

- Chef Boyardee	- Reddi-wip

- Crunch ‘n Munch	- Ro*Tel

- DAVID	- Rosarita

- Egg Beaters	- Slim Jim

- Hebrew National	- Snack Pack

- Hunt’s	- Wesson

- Libby’s

Sales for Healthy Choice, Kid Cuisine, and PAM were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- ACT II

- Parkay

- Swiss Miss

- Wolf

3.	What were unit volume changes for the quarter in the Consumer Foods segment?

Consumer Foods volume was flat, as reported and excluding items impacting comparability.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $76 million (versus approximately $72 million in Q1 FY08)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $106 million (versus approximately $150 million in Q1 FY08)

6.	What was the net interest expense for the quarter?

Approximately $50 million (versus approximately $55 million in Q1 FY08)

7.	What was corporate expense for the quarter?

Approximately $97 million for the quarter (versus approximately $71 million in Q1 FY08). The year-over-year increase is primarily due to a $33 million pretax mark-to-market hedge loss temporarily recorded in unallocated Corporate expense. This loss will later be transferred to segment operating profit when the underlying commodity being hedged is expensed in cost of goods sold for the applicable operating segment.

8.	How much did the company pay in dividends during the quarter?

Approximately $92 million

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 470 million shares for the quarter

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = gross profit* divided by net sales

Gross margin = $625/$3,066 = 20%

Operating margin = segment operating profit** divided by net sales

Operating margin = $320/$3,066 = 10%

*	Gross profit = net sales – costs of goods sold ($3,066 – $2,441 = $625)
**	See first-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $172/$3,066 = 6%.

11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q1 FY09	Q1 FY08
Total debt*	$3,389	$3,506
Less: Cash on hand	$296	$308

Net debt total	$3,093	$3,198

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

12.	What is the net debt to total capital ratio at quarter end?

39% currently and 41% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 38%. Going forward, the company expects an effective tax rate of approximately 35% for continuing operations, excluding items impacting comparability.

14.	What are the projected capital expenditures for fiscal 2009?

Approximately $475 million

15.	What is the expected net interest expense for fiscal 2009?

Approximately $260 million, excluding income from the notes payable to ConAgra Foods resulting from the Trading & Merchandising divestiture. When income from those notes is included, net interest expense is approximately $190 million.

16.	Did the company repurchase any shares during the first quarter?

During the fiscal first quarter of 2009, the company applied $900 million toward share repurchases in an accelerated stock repurchase program. Under the program, the company repurchased approximately 38.4 million shares during the quarter and will complete the program later in the fiscal year.

17.	The following is an example of how the company treats mark-to-market accounting under the new methodology. In this example, the company is hedging an input in Q1 that will be recognized in segment cost of goods sold in Q3.

18.	What is the current presentation of the quarterly segment sales and operating profits for fiscal year 2008, given the recent organizational changes?

ConAgra Foods, Inc.

Segment Operating Results

(In millions)

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
SALES
Consumer Foods	$1,711.0	$1,956.2	$1,921.1	$1,889.3	$7,477.6
Commercial Foods	910.1	995.0	1,034.2	1,188.8	4,128.1

Total	2,621.1	2,951.2	2,955.3	3,078.1	11,605.7
OPERATING PROFIT
Consumer Foods	187.3	247.1	218.3	177.4	830.1
Commercial Foods	120.6	131.8	144.6	114.7	511.7

Total operating profit for segments	307.9	378.9	362.9	292.1	1,341.8

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:
General corporate expense	(70.6)	(126.0)	(82.1)	(113.6)	(392.3)
Interest expense, net	(54.8)	(62.2)	(66.7)	(69.6)	(253.3)

Income from continuing operations before income taxes and equity method investment earnings	$182.5	$190.7	$214.1	$108.9	$696.2

Segment operating profit excludes general corporate expense, equity method investment earnings (loss), and net interest expense. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

19.	What is the current carrying value for the payment-in-kind notes held as a result of the recent divestiture of the Trading & Merchandising operations?

The face value of the notes is $550 million; the current carrying value is $492 million.

Note on Forward-looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials, product pricing, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.